As filed with the Securities and Exchange Commission on March 1, 2010
Registration No. 333-136837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

HEALTH FITNESS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1580506

(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

1650 West 82nd Street, Suite 1100
Bloomington, Minnesota	55431

(Address of Principal Executive Offices)	(Zip Code)
1995 Employee Stock Purchase Plan
(Full title of the plans)
Gregg O. Lehman
Health Fitness Corporation
1650 West 82nd Street, Suite 1100
Bloomington, Minnesota 55431
(Name and address of agent for service)
(952) 831-6830
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not cheek if a smaller reporting company)
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1, filed by Health Fitness Corporation, a Minnesota corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Company’s 1995 Employee Stock Purchase Plan on the Company’s Registration Statement on Form S-8 (File No. 333-136837) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.
     On February 26, 2010 pursuant to an Agreement and Plan of Merger, dated as of January 20, 2010, by and among the Company, Trustco Holdings, Inc., a Delaware corporation (“Parent”), and Trustco Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomington, State of Minnesota, on March 1, 2010.

HEALTH FITNESS CORPORATION
By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer

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